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                                                                    EXHIBIT 99.9

                              HALE AND DORR LLP

                             COUNSELLORS  AT  LAW

                 60 State Street, Boston, Massachusetts  02109
                        617-526-6000 . fax 617-526-5000


                               December 18, 1997


Trust for Credit Unions
4900 Sears Tower
Chicago, Illinois   60606


Ladies and Gentlemen:

     Trust for Credit Unions (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated September 24, 1987, and executed and delivered in Boston, Massachusetts on that date, as amended and restated on December 1, 1987, and as further amended from time to time (as so amended and restated the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable units with $.001 par value.

     The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article IV,
Section 4.1 of the Declaration of Trust, it is provided that the number of units of beneficial interest authorized to be issued is unlimited and that the Trustees are authorized to divide the units into one or more series. Article IV, Section 4.1 also provides that the Trustees may issue units of any series for such consideration and on such terms as they may determine (or for no consideration if pursuant to a unit dividend or split-up) without action or approval of unitholders.

     Pursuant to Article IV, Section 4.2 of the Declaration of Trust, the Trustees established five separate series of units designated the "Money Market Portfolio", "Government Securities Portfolio", Mortgage Securities Portfolio", "Target Maturity Portfolio (Aug 97)" and "Target Maturity Portfolio (Nov 97)". The "TCU Target Maturity Portfolio (1996)", the "Target Maturity Portfolio (Feb
97)" and the "Target Maturity Portfolio (May 97) were terminated by the Trustees as of June 28, 1996, February 28, 1997 and May 15, 1997, respectively.
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Trust for Credit Unions
December 18, 1997
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     The Trustees have voted to authorize the officers of the Trust to issue and sell to the public an unlimited number of units of beneficial interest of the Trust.

     We have examined the Declaration of Trust, the By-Laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of units of beneficial interest of the Trust and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

      For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the non-assessability of the units of the Trust, is qualified to the extent that under Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust disclaims unitholder liability for act or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the units of beneficial interest of the Trust has been duly taken, and that all such units may legally and validly be issued for among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.
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Trust for Credit Unions
December 18, 1997
Page 3



     We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any of the Trust's filings with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.



                                         Very truly yours,

                                         /s/ Hale and Dorr LLP

                                         Hale and Dorr LLP